Exhibit 10.6

Execution Version

Administrative Service Agreement

This Administrative Service Agreement (the “Agreement”) dated this 17th day of August, 2026 is between KARMAN LINE ACQUISITION CORP., a Cayman Islands exempted company, herein referred to as “Company” and Samara Acquisition Sponsor VI Ltd., herein referred to as “Service Provider”.

Service Provider has agreed to provide services to the Company on the terms and conditions set out in this Agreement, while Company is of the opinion that Service Provider has the proper and necessary qualifications, experience and abilities to provide services to Company.

Therefore in consideration of the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Service Provider agree as follows:

1. Scope of Work

The Service Provider is to provide the Company with the following services (the “Services”): (a) company administration, office space, utilities, and secretarial and administrative support provided to members of the Company’s management team; and (b) reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.

The services will include any other tasks which the Company and the Service Provider may agree on.

2. Term of Agreement

This Agreement commences on the effective date of the registration statement (the “Registration Statement”) for the initial public offering of the securities of the Company and shall continue until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) This Agreement may be extended by mutual written agreement of the parties.

3. Termination

If either party seeks termination of this Agreement, the terminating party must provide a 30 days written notice to the other party.

4. Compensation

The Company will provide compensation to the Service Provider of US$20,000 per month for the services rendered by the Service Provider as required by this Agreement. Compensation is payable at the completion of services; provided, however, that the Company may delay payment of such monthly fee upon a determination by the audit committee of the board of directors of the Company that the Company lacks sufficient funds held outside of the Trust Account (as defined below) to pay actual or anticipated expenses in connection with an initial business combination. Any such unpaid amount shall accrue without interest and either be due and payable no later than the date of the Company’s initial business combination. If the Company does not consummate an initial business combination, any accrued and unpaid amounts hereunder shall be forgiven. The Service Provider hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the IPO (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

5. This agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

IN WITNESS WHEREOF the parties have duly affixed their signatures under hand on this 17th day of August 2026.

KARMAN LINE ACQUISITION CORP

By:	/s/ Richard Davis
Name:	Richard Davis
Title:	Chief Executive Officer

Samara Acquisition Sponsor VI Ltd.

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	Director

[Signature Page to Administrative Services Agreement]